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                                                                    EXHIBIT 99.1
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                      ALZA ANNOUNCES 2-for-1 STOCK SPLIT

MOUNTAIN VIEW, CA - September 12, 2000 ... ALZA Corporation (NYSE: AZA) today announced that its Board of Directors approved a 2-for-1 split in the company's common stock, subject to the approval of ALZA's stockholders of an increase in the company's authorized common stock. A special meeting of stockholders will be held on October 31, 2000, to vote on the proposed stock split and a proposed amendment to the company's Restated Certificate of Incorporation, increasing the total authorized common stock from 300 million to 1 billion shares.

     Subject to stockholder approval, it is expected that the record date for the stock split will be November 1, 2000. The expected distribution date for the stock split is November 15, 2000. On or about that date, the new shares will be distributed by the company's transfer agent, EquiServe L.P. The "ex-distribution date," when the company's outstanding common stock will begin to trade on a post-split basis, is expected to be November 16, 2000.

     "We believe the proposed stock split will allow ALZA stock ownership to continue to be accessible to a broad and diversified base of investors and will improve trading liquidity," said Matthew K. Fust, senior vice president and chief financial officer. "We are pleased that ALZA's strong share price has made it possible to take this step."

     ALZA Corporation, headquartered in Mountain View, California, is a research-based pharmaceutical company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused in urology, oncology and central nervous system products.

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     To the extent any statements made in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of ALZA's control and are subject to various risk factors that could cause ALZA's results to differ materially from those expressed in any forward-looking statement, including the risk that the stockholders may not approve the stock split at the special meeting. The other risk factors are described in ALZA's Annual Report on Form 10-K filed with the Securities and Exchange Commission and include, without limitation, the inherent risks of product marketing, product development failure, the risk of clinical outcomes, risks related to the regulatory process, and risks related to proprietary rights, market acceptance and competition.